 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

HEARTBEAM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-41060	47-4881450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2118 Walsh Avenue, Suite 210
Santa Clara, CA 95050
(Address of principal executive offices, including zip code)

(408) 899-4443
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Warrant	BEAT BEATW	NASDAQ Capital Market NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2021, the Board of Directors (the “Board”) of HeartBeam, Inc. (the “Company”) appointed Alan Baumel as Chief Operating Office of the Company (the “Appointment”) effective as of December 20, 2021.

In connection with the Appointment, the Company entered into an employment agreement with Mr. Baumel dated December 20, 2021, (the “Employment Agreement”).

Pursuant to the Employment Agreement, the Company will compensate Mr. Baumel a fee of $200,000 annually, which is to be paid in semi-monthly installments in accordance with the Company’s normal payroll procedures. Mr. Baumel’s salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time and will also be eligible to receive certain employee benefits. Additionally, Mr. Baumel will be eligible for the Company’s bonus program following the closing of the Company's initial public offering (the “IPO”). Subject to the approval of the Company's Board of Directors or its Compensation Committee, the Officer Agreement allows for an option to purchase 1% of the Company’s post-IPO shares of the Common Stock according to the vesting schedule.

Alan Baumel, age 53, combines 20 years of experience in MedTech senior management following a 10-year career in the semiconductor industry. Previously, he had been involved in five companies in the MedTech industry, holding positions including Program Director, Senior Vice President, and Director. From 2019 through 2021, Mr. Baumel was the Program Director of the Case for Quality Collaborative Community at the Medical Device Innovation Consortium, a non-profit focused elevating the focus of all medical device stakeholders from baseline quality and regulatory compliance to sustained, predictive practices that advance medical device quality and safety to achieve better patient outcomes. From 2015 to 2019, he was the Senior Vice President of Product Development, Manufacturing, Quality Assurance, and Regulatory Affairs at Bardy Diagnostics, a company that developed the first and only P-wave centric ambulatory ECG monitor. Hillrom acquired Bardy Diagnostics in 2021. From 2012 to 2015, Mr. Baumel served in the medical division of W. L. Gore & Associates, a medical device company primarily focused on cardiac and vascular products. From 2009 to 2012, he was the Director of Reliability Engineering, Supplier Development, and Quality Assurance at Ablation Frontiers, a company that developed a novel anatomically shaped three-dimensional mapping and ablation catheter designed to treat Atrial Fibrillation. Medtronic acquired Ablation Frontiers in 2009. From 2002 to 2009, Mr. Baumel was the Director of Reliability Engineering, Supplier Development, and Quality Assurance at Cameron Health, a company that developed the first and only subcutaneous implantable cardiac cardioverter-defibrillator (S-ICD). Boston Scientific acquired Cameron Health in 2012. Mr. Baumel served honorably in the United States Navy and has an undergraduate degree with special distinction from The University of Oklahoma and a Master of Fine Arts from the Queens University of Charlotte.

Family Relationships

Mr. Baumel does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Baumel reportable under Item 404(a) of Regulation S-K.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such description is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

On December 22, 2021, the Company issued a press release announcing the Appointments. A copy of the press release is filed hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Employment Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HeartBeam, Inc.

Date: December 23, 2021	By:	/s/ Branislav Vajdic
	Name:	Branislav Vajdic
	Title:	Chief Executive Officer